Exhibit 15.01

The Stockholders and Board of Directors of Union Bankshares Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-220398, Form S-3 No. 333-156946, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839 and Form S-8 No. 333-228455) of Union Bankshares Corporation of our report dated May 7, 2019 relating to the unaudited consolidated interim financial statements of Union Bankshares Corporation that are included in its Form 10-Q for the quarter ended March 31, 2019.

Under Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Richmond, Virginia
May 7, 2019